UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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MARATHON ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF MARATHON ACQUISITION CORP.

AND PROSPECTUS FOR COMMON SHARES, WARRANTS AND UNITS

OF GSL HOLDINGS, INC.

DATED JULY 9, 2008

As previously described in the joint proxy statement/prospectus dated July 9, 2008, Marathon Acquisition Corp., a Delaware corporation, or Marathon, has entered into, and its board of directors has approved, an agreement and plan of merger with GSL Holdings, Inc., a Marshall Islands corporation and a newly formed subsidiary of Marathon, CMA CGM S.A., a French corporation, and Global Ship Lease, Inc., a Marshall Islands corporation and a subsidiary of CMA CGM.

Marathon is distributing this supplement to the proxy statement/prospectus due to the recent third amendment to the merger agreement which, among other things:

•	increases the initial base dividend payable on the Class A common shares from $0.18 per share to $0.23 per share;

•

increases the charter rates payable by CMA CGM to GSL Holdings for the vessels of the initial fleet and contracted fleet in an aggregate amount of $7.8 million per year in addition to the prior agreed increase of $3.6 million per year;

•	reduces the consideration payable to CMA CGM by reducing the number of common shares to be issued to CMA CGM by 1,065,950 Class A common shares and 1,065,950 Class B common shares;

•

reduces the number of common shares of GSL Holdings to be issued to Marathon Founders, LLC and other initial stockholders of Marathon by an aggregate of 1,528,094 Class A common shares and 1,528,094 Class B common shares;

•

provides for the issuance of warrants to acquire 3,131,900 Class A common shares of GSL Holdings to CMA CGM and warrants to acquire an aggregate of 3,056,188 Class A common shares of GSL Holdings to Marathon Founders, LLC and other initial stockholders of Marathon; and

•	provides for the issuance of preferred shares of GSL Holdings to CMA CGM in lieu of $48 million in cash to be previously paid to CMA CGM pursuant to the merger agreement.

In addition, GSL Holdings intends to repurchase up to $48,000,000 in shares of common stock of Marathon or Class A common shares of GSL Holdings at or after the closing to reduce the number of Class A common shares outstanding.

Marathon has scheduled a special meeting of its stockholders to approve the Merger and the other proposals related to the Merger. The special meeting was originally scheduled for August 6, 2008. In light of the changes to the terms of the Merger resulting from the third amendment to the merger agreement, and in order to provide additional time for consideration of these changes, the special meeting has been rescheduled for August 12, 2008 at 10:00 a.m., and will be held at the offices of Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, 22nd Floor, New York, New York. Other than the terms of the merger proposal, all other aspects of the special meeting, including the matters to be voted upon, have not changed. The record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment of the special meeting remains the close of business on July 7, 2008.

In connection with the Merger, Marathon is also soliciting the requisite consent of its warrantholders to amend the warrant agreement to revise the definition of “Business Combination” and the other merger-related provisions to include the Merger. The Expiration Time of the consent solicitation has been extended to 5:00 p.m. New York City time on August 7, 2008. The record date for the purposes of the consent solicitation remains the close of business on July 7, 2008.

Each stockholder’s vote and warrantholder’s consent is very important. Whether or not you plan to attend the Marathon special meeting in person, please submit your proxy card without delay. Stockholders may use the proxy card previously provided with the joint proxy statement/prospectus and warrantholders may use the consent letter previously provided with the joint proxy statement/prospectus. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting such stockholder’s shares in person if such stockholder subsequently chooses to attend the Marathon special meeting. Warrantholders may revoke their consents at any time before the requisite consents have been received. The joint proxy statement/prospectus, of which this supplement forms a part, constitutes a proxy statement of Marathon and a prospectus of GSL Holdings for the securities of GSL Holdings that will be issued to securityholders of Marathon.

We encourage you to read this supplement and the joint proxy statement/prospectus carefully.

Marathon’s board of directors unanimously recommends that Marathon stockholders vote “FOR” approval of the Merger and the other proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or otherwise, or passed upon the adequacy or accuracy of the joint proxy statement/prospectus (as supplemented by this supplement). Any representation to the contrary is a criminal offense.

/s/ MICHAEL S. GROSS
Michael S. Gross Chairman of the Board of Directors of Marathon Acquisition Corp.

July 28, 2008

THE REVISED MERGER PROPOSAL

The discussion in this supplement updates certain information contained in the joint proxy statement/prospectus and, to the extent there is any conflict between the description in this supplement and the description in the joint proxy statement/prospectus, you should rely on the information contained in this supplement, which shall be deemed to supersede any inconsistent information in the joint proxy statement/prospectus. The discussion in this supplement of the Merger and the principal terms of the third amendment to the merger agreement among Marathon, GSL Holdings, CMA CGM, and Global Ship Lease, is subject to, and is qualified in its entirety by reference to, the third amendment to the merger agreement. The full text of the third amendment to the merger agreement is attached hereto as Appendix A, which is incorporated by reference herein. A copy of the original merger agreement is attached as Appendix A to the joint proxy statement/prospectus. You are encouraged to read the third amendment and the merger agreement, as amended, in their entirety for a more complete description of the terms and conditions of the Merger.

Revised Merger Terms

As described in the joint proxy statement/prospectus, pursuant to the merger agreement, Marathon will merge with and into GSL Holdings, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” Pursuant to the merger agreement as amended by the third amendment, the consideration to be paid and the common shares of GSL Holdings to be issued as a result of the Merger will remain the same, except that:

•	the number of common shares of GSL Holdings to be issued to CMA CGM will be reduced by 1,065,950 Class A common shares and 1,065,950 Class B common shares;

•

the number of common shares of GSL Holdings to be issued to Marathon Founders, LLC and other initial stockholders of Marathon will be reduced by an aggregate of 1,528,094 Class A common shares and 1,528,094 Class B common shares;

•

CMA CGM will receive warrants to acquire 3,131,900 Class A common shares of GSL Holdings and Marathon Founders, LLC and other initial stockholders of Marathon will receive warrants to acquire an aggregate of 3,056,188 Class A common shares of GSL Holdings; and

•	CMA CGM will receive 1,000 Series A preferred shares of GSL Holdings in lieu of $48,000,000 in cash which was to be previously paid to CMA CGM and will receive only $18,570,135 in cash.

All holders of Marathon common stock will continue to receive one Class A common share of GSL Holdings for each share of Marathon common stock.

In addition, GSL Holdings intends to repurchase up to $48,000,000 in shares of common stock of Marathon or Class A common shares of GSL Holdings at or after the closing to reduce the number of Class A common shares outstanding. In this regard, GSL Holdings may repurchase shares at the closing in privately negotiated transactions with a limited number of shareholders whom it believes would otherwise elect to exercise conversion rights with respect to their shares of Marathon common stock.

Recommendation of Marathon’s Board of Directors

After careful consideration, Marathon’s board of directors determined that the Merger, as contemplated by the merger agreement as amended by the third amendment, is fair to and in the best interests of Marathon and its stockholders. On the basis of the foregoing, Marathon’s board of directors has approved and declared advisable the Merger and recommends that you vote or give instructions to vote “FOR” the adoption of the revised Merger Proposal.

The board of directors recommends a vote “FOR” adoption of the revised Merger Proposal.

THIRD AMENDMENT TO THE MERGER AGREEMENT

Merger Consideration

As described in the joint proxy statement/prospectus, pursuant to the merger agreement, Marathon will merge with and into GSL Holdings, and then Global Ship Lease will merge with and into GSL Holdings, with GSL Holdings continuing as the surviving company incorporated in the Republic of the Marshall Islands and to be renamed “Global Ship Lease, Inc.” (such mergers, collectively, the “Merger”).

Under the merger agreement, as amended by the third amendment, as a result of the Merger, each holder of a share of Marathon common stock will receive one Class A common share of GSL Holdings, except that a certain portion of the consideration received by Marathon Founders, LLC and other initial stockholders will include an aggregate of 3,471,906 Class B common shares of GSL Holdings and warrants to acquire an aggregate of 3,056,188 Class A common shares in lieu of 6,528,094 Class A common shares of GSL Holdings; and CMA CGM will receive 6,788,650 Class A common shares of GSL Holdings, 3,934,050 Class B common shares of GSL Holdings, 12,375,000 Class C common shares of GSL Holdings, warrants to acquire 3,131,900 Class  A common shares of GSL Holdings, 1,000 Series A preferred shares of GSL Holdings and $18,570,135 in cash.

Series A Preferred Shares

As described in this supplement, pursuant to the merger agreement as amended by the third amendment, CMA CGM will receive 1,000 Series A preferred shares of GSL Holdings in lieu of $48,000,000 in cash it was otherwise to receive in the Merger. In accordance with its amended and restated articles of incorporation, GSL Holdings’ board of directors will establish and issue the Series A preferred shares which will have the following terms.

Ranking. The Series A preferred shares will rank senior to the common shares and any class of equity securities issued by GSL Holdings which do not by their terms expressly provide that they are senior to the Series A preferred shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of GSL Holdings.

Dividends. Cash dividends on the Series A preferred shares are payable when and as authorized by the board of directors of GSL Holdings, and will be equal to three-month LIBOR plus a spread of 2% per annum of the original issue price of $48,000 per share, payable quarterly on the last day of each fiscal quarter or at such other times as the board of directors shall determine.

Liquidation Preference. In the event of a liquidation of GSL Holdings’ assets, the holders of the Series A preferred shares will be entitled to receive, prior and in preference to any distribution of the proceeds of the liquidation to holders of common shares (or any junior series of preferred shares) by reason of their ownership thereof, an amount per share equal to the sum of the original issue price of $48,000 per share plus accrued but unpaid dividends on such shares.

Redemption. All Series A preferred shares will be mandatorily redeemable by GSL Holdings on the third anniversary of the date of the Merger or, if earlier, upon a change of control, in each case, at a cash redemption price of $48,000 per share plus all accrued and unpaid dividends to the redemption date. GSL Holdings will also be required to redeem Series A preferred shares from time to time in part upon receipt of cash proceeds from the exercise of any warrants presently existing or hereinafter issued by Marathon or GSL Holdings and upon the occurrence of certain significant transactions. The Series A preferred shares will otherwise be redeemable in whole or in part at the option of GSL Holdings at a cash redemption price of $48,000 per share plus all accrued and unpaid dividends to the redemption date.

Non-Voting. Except as required by law, the holders of Series A preferred shares have no voting rights.

Class A Warrants

As described in this supplement, pursuant to the merger agreement as amended by the third amendment, CMA CGM will receive warrants to acquire 3,131,900 Class A common shares of GSL Holdings and Marathon Founders, LLC and other initial stockholders will receive warrants to acquire aggregate of 3,056,188 Class A common shares of GSL Holdings. Each Class A warrant will entitle the registered holder to purchase one Class A common share at a price of $9.25 per share, subject to adjustment as discussed below. The warrants will be exercisable upon issuance in the Merger and will expire on September 1, 2013.

The exercise price and number of Class A common shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of GSL Holdings, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check, bank or official check or by bank wire transfer in immediately available funds payable to GSL Holdings, for the number of warrants being exercised or on a cashless basis. On the exercise of any warrant, unless exercised on a cashless basis, any warrant exercise price will be paid directly to GSL Holdings. Warrantholders do not have the rights or privileges of holders of Class A common shares, including voting rights, until they exercise their warrants and receive Class A common shares. After the issuance of Class A common shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of Class A common shares.

Amended and Restated Charter Agreements

Immediately prior to the Merger, the applicable subsidiaries of Global Ship Lease will enter into amended and restated charter agreements with CMA CGM pursuant to which CMA CGM will charter the Global Ship Lease vessels. As described in the joint proxy statement/prospectus, the terms of the amended and restated agreements are substantially the same as the current agreements and were to reflect an increase in the charter rates for eight vessels of the initial fleet as of April 1, 2008 and the charter agreements to be entered into at the time of delivery of the vessels in the contracted fleet were also to reflect an increase in the charter rates as initially contemplated by CMA CGM and Global Ship Lease, in an aggregate amount of $3.6 million per year. Pursuant to the third amendment to the merger agreement, CMA CGM has agreed to increase the charter rates an additional $7.8 million per year such that aggregate amount of the increased charter rates will be $11.4 million per year. Please see “Time Charters,” “Other Transaction Agreements—Amended and Restated Charter Agreements” and “Global Ship Lease Business—Time Charters” in the joint proxy statement/prospectus for more information about these agreements.

Registration Rights Agreement

Pursuant to the third amendment to the merger agreement, the registration rights agreement into which GSL Holdings will enter with CMA CGM, Marathon Investors, LLC, Marathon Founders, LLC and the other initial stockholders of Marathon common stock (including Michael Gross), pursuant to which GSL Holdings will agree to register for resale on a registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, will cover the Class A warrants issued to CMA CGM, Marathon Founders, LLC and the other initial stockholders of Marathon common stock (including Michael Gross) as well as the common shares to be issued to such shareholders pursuant to the Merger or upon exercise of warrants. See “Other Transaction Agreements—Registration Rights Agreement” in the joint proxy statement/prospectus for more information about this agreement.

REVISED DIVIDEND POLICY

The discussion in this supplement updates certain information contained in the joint proxy statement/prospectus under the heading “Dividend Policy” and, to the extent there is any conflict between the description in this supplement and the description of the Dividend Policy in the joint proxy statement/prospectus, you should rely on the information contained in this supplement, which shall be deemed to supersede any inconsistent information in the joint proxy statement/prospectus. Please see “Dividend Policy” in the joint proxy statement/prospectus for additional information.

As described in the joint proxy statement/prospectus, the Merger will create three classes of common shares. Based on the assumptions and the other matters set forth below and subject to the matters set forth under “Risk Factors” in the joint proxy statement/prospectus after consummation of the Merger, as contemplated by the merger agreement as amended by the third amendment, GSL Holdings intends to pay a quarterly dividend of at least $0.23 per share, or $0.92 per share per year, payable with respect to the third quarter of 2008 and quarterly thereafter. Due to the increase in the initial base dividend to $0.23 per share, GSL Holdings does not intend to pay, and the amended and restated articles of incorporation will not provide for, an additional increase in the base dividend. The amended and restated articles of incorporation will not be otherwise modified. There can be no assurance, however, that GSL Holdings will pay regular quarterly dividends in the future.

GSL Holdings’ preliminary calculations indicate that approximately (i) 25 to 35% of the dividends anticipated to be paid in 2008 will represent a return of capital and (ii) 60 to 70% of the dividends anticipated to be paid in 2009 and 2010 will represent a return of capital.

The table below analyzes GSL Holdings’ ability to pay the new proposed dividend amounts on its Class A common shares based on the pro forma financial information for the quarter ended March 31, 2008. Under three of the four scenarios (maximum conversions/fully diluted, maximum conversions/basic and no conversions/basic), GSL Holdings has sufficient cash from operations. Under the no conversions/fully diluted scenario, there is a shortfall. GSL Holdings believes that the likelihood of such shortfall occurring during this period is low because warrants and other convertible securities are typically not exercised significantly in advance of their expiration date (August 2010).

		Three months ended March 31, 2008
		No conversions	Maximum conversions
		($ thousands)
Pro forma net income		7,107	6,406
Adjustment for non cash items
Depreciation and amortization		5,181	5,181
Reverse accretion of earnings for intangible liabilities(1)		(80)	(80)
Reverse charge for equity incentive awards(2)		488	488

		12,696	11,995
Allowance for future dry dock(3)		(700)	(700)

Cash from operations available for common dividends		11,996	11,295

Weighted average number of Class A common shares outstanding

No conversions(4)
Basic	43,661,406
Fully diluted	54,107,730

Maximum conversions(4)
Basic	35,658,240
Fully diluted	46,104,564
Dividend per common share per quarter ($)	0.23
Total dividend
Basic		10,042	8,201
Fully diluted		12,445	10,604

Surplus/(Shortfall)
Basic		1,954	3,094
Fully diluted		(449)	691

(1)	Reversal of accretion to earnings for the amortization of the intangible liability established as a result of the Merger to record the effect of below market leases. See note O.
(2)	Reversal of the pro forma charge for equity incentive awards which are not expected to give rise to a cash expense in the quarter. See note T.

(3)	In determining cash available from operations for the payment of dividends, it is the intention of the board of directors to set aside an amount estimated to cover anticipated cash costs of future drydockings to manage what would be otherwise potentially substantial and volatile effects on quarterly cashflow as the costs of drydocking are significant (an average of $940 per ship) and at five yearly intervals with timing largely determined by the relevant regulatory rules.

(4)	The pro forma financial information is presented with no conversion of common stock into cash and also on the basis of maximum conversion of 19.99% (or 8,003,166 shares) of common stock into cash.

Retained cash flow may be used to fund vessel or fleet acquisitions, make debt repayments and for other purposes, as determined by GSL Holdings’ management and board of directors. GSL Holdings’ dividend policy reflects its judgment that by reinvesting cash flow in its business, it will be able to provide value to its shareholders by enhancing its long-term dividend paying capacity. GSL Holdings’ objectives are to increase distributable cash flow per share through acquisitions of additional vessels beyond its initial and contracted fleet of 17 vessels. GSL Holdings cannot assure you that it will be successful in achieving these objectives.

In addition to its regular dividend payments, shortly after the consummation of the Merger, GSL Holdings intends to pay a starting dividend of $0.23 per Class A common share, rather than $0.18 per Class A common share as previously contemplated. The declaration of the dividend is expected to occur shortly after the consummation of the Merger.

After the Merger, Marathon’s initial stockholders and CMA CGM will hold an aggregate of 7,405,956 subordinated Class B common shares. The terms of the subordinated Class B common shares are intended to provide added assurance that GSL Holdings will be able to pay regular quarterly dividends on its Class A common shares equal to its initial base dividend of $0.23 per share.

GSL Holdings cannot assure you that its future dividends will be distributed in the frequency set forth in the joint proxy statement/prospectus (as supplemented by this supplement), or that its estimate of cash available for distribution or its estimated future dividends for its initial and subsequent distribution periods will in fact be equal to the amount set forth above or elsewhere in the joint proxy statement/prospectus (as supplemented by this supplement). Its ability to pay dividends may be limited by the amount of cash it can generate from operations following the payment of fees and expenses and the establishment of any reserves as well as additional factors unrelated to its profitability and assumes that GSL Holdings does not make any vessel acquisitions beyond those set forth in the joint proxy statement/prospectus. GSL Holdings is a holding company, and GSL Holdings will depend on the ability of its subsidiaries to distribute funds to GSL Holdings in order to satisfy its financial obligations and to pay dividend payments. Further, its board of directors may elect to not distribute any dividends or may significantly reduce the dividends GSL Holdings projects in the joint proxy statement/prospectus (as supplemented by this supplement). As a result, the amount of dividends actually paid, if any, may vary from the amount currently estimated and such variations may be material. Please see “Dividend Policy” and “Risk Factors” in the joint proxy statement/prospectus for a discussion of the dividend policy of GSL Holdings and risks associated with GSL Holdings’ ability to pay dividends.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet presents the financial position of GSL Holdings as of March 31, 2008, assuming the Merger, as contemplated by the merger agreement as amended by the third amendment, had been completed as of that date. The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable. GSL Holdings was recently formed on March 14, 2008, did not have any assets or operations as of March 31, 2008, and therefore has not been included within this analysis because its results would not differ from those of Marathon.

The unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of Marathon and Global Ship Lease may have appeared had the businesses actually been combined as of the dates noted below. The unaudited pro forma combined financial information shows the impact of the Merger on the combined balance sheets and the combined income statement under the purchase method of accounting with Marathon treated as the acquiror. Under this method of accounting, the assets and liabilities of Global Ship Lease are recorded by Marathon at their estimated fair values as of the acquisition date. The unaudited pro forma combined balance sheet as of March 31, 2008 assumes the Merger was completed on that date.

The unaudited pro forma combined income statements for the year ended December 31, 2007 and for the three months ended March 31, 2008 were prepared assuming the Merger was completed on January 1, 2007.

•

The pro forma statement of income reflects the contracted charterhire revenue of the 10 secondhand vessels in the initial fleet at the amended charterhire rates which were agreed upon as part of the merger transaction which were operated by Global Ship Lease’s Predecessor Group until their sale to Global Ship Lease in December 2007 and that are now chartered to CMA CGM by Global Ship Lease under long-term charter agreements. Additionally, the pro forma statement of income includes the contracted charterhire revenue and related expenses including depreciation and interest expense for the two newly built vessels for the period from delivery to the Predecessor Group on November 5 and December 27, 2007 through December 31, 2007 and through March 31, 2008.

•

The pro forma financial information does not reflect the five contracted vessels, four of which are expected to be delivered in December 2008, and one of which is expected to be delivered in July 2009.

•	The pro forma balance sheet does not reflect the impact of the starting dividend, which will not be declared until after the completion of the Merger.

It is anticipated that the Merger will provide financial benefits such as possible expense efficiencies among other factors, although no assurances can be given that such benefits will actually be achieved. These benefits have not been reflected in the unaudited pro forma financial information. As required, the unaudited pro forma combined financial information includes adjustments which give effect to events that are directly attributable to the transaction, expected to have a continuing impact and are factually supportable; as such, any planned adjustments affecting the balance sheet, statement of operations, or shares of common stock outstanding subsequent to the assumed acquisition completion date are not included. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined businesses had they actually been combined on the dates noted above. However, management believes (a) that the assumptions used provide a reasonable basis for presenting the significant effect of (i) the change in activity from the activities of the CMA CGM as a ship operator deriving its revenue from the provision of containerized transportation to Global Ship Lease’s activities as a ship owner deriving its revenue from long-term time charters and (ii) the Merger, and (b) that the pro forma adjustments give appropriate effect to the assumptions and are properly applied in the unaudited pro forma financial statements.

As explained in more detail in the accompanying notes to the unaudited pro forma combined financial information, the allocation of the purchase price reflected in the pro forma combined financial information is subject to adjustment. The actual purchase price allocation will be recorded based upon final estimated fair values of the assets and liabilities acquired, which is likely to vary from the purchase price allocations adopted in the pro forma combined financial statements. In addition, there may be further refinements of the purchase price allocation as additional information becomes available.

The unaudited pro forma combined financial information is derived from and should be read in conjunction with the financial statements and related notes of Marathon and the combined financial statements and related notes of Global Ship Lease, which are included in the joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

The following unaudited pro forma combined balance sheet as of March 31, 2008, combines the March 31, 2008 historical balance sheets of Marathon and Global Ship Lease assuming the businesses had been combined on March 31, 2008, on a purchase accounting basis.

Unaudited Pro Forma Combined Balance Sheet, March 31, 2008

($ thousands)	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments (assuming no) conversions)	Note	Pro Forma Combined	Pro Forma Adjustments (assuming maximum conversions)	Note	Pro Forma Combined
Cash and cash equivalents	$2,132	$4,288	$301,143	A	$1,000	63,408	K	$1,000
			(18,571)	B		(63,408)	L
			(15,670)	B
			(6,406)	C
			(48,000)	B
			(3,400)	D
			(214,517)	D
Restricted Cash	—	—	15,000	A	15,000			15,000
Interest receivable	451	—	—		451			451
Prepaid expenses and other receivables	946	3,753	—		4,699			4,699
Deferred financing costs	—	774	(774)	E	—			—

Current assets	3,529	8,815	8,806		21,150	—		21,150
Investments held in trust account	316,143	—	(316,143)	A	—			—
Vessel Deposit			99,000	B	99,000			99,000
Vessels in operation	—	471,879	71,043	B	542,922			542,922
Other fixed assets	—	30	(4)	B	26			26
Intangible assets	—	—	37,289	B	37,289			37,289

Non-currents assets	316,143	471,909	(108,816)		679,236	—		679,236
Deferred offering costs	1,422		(1,422)	F	—
Deferred financing costs	—	5,181	(5,181)	E	3,400			3,400
			3,400	D

Total Assets	$321,094	$485,905	$(103,213)		$703,786	$—		$703,786

Liabilities and Stockholders’ Equity

Liabilities
Current installments of long term debt	$—	401,100	(401,100)	D	$—			$—
Accounts payable	—	3,466	—		3,466			3,466
Accrued expenses and other liabilities	10,211	3,301	(6,406)	C	5,684			5,684
			(1,422)	F
Amounts due to group companies	—	2,273	(2,273)	G	—			—

Current liabilities	10,211	410,140	(411,201)		9,150	—		9,150
Long term debt	—	—	401,100	D	186,583	63,408	K	249,991
			(214,517)	D
Mandatorily redeemable preferred shares			48,000	I	48,000			48,000
Amounts due to group companies	—	176,875	(176,875)	G	—			—
Intangible liabilities	—	—	29,431	B	29,431			29,431

Total Liabilities	10,211	587,015	(324,062)		273,164	63,408		336,572

Commitments and contingencies	—	—	—		—			—
Common stock subject to possible redemption	61,795	—	(61,795)	H	—	—		—
Interest attributable to common stock subject to possible conversion	1,613	—	(1,613)	H	—	—		—

Stockholders’ Equity
Preferred stock	—	—	—		—	—		—
Common stock—Marathon	5	—	(5)	I	—	—		—
Class A common shares	—	—	512	I	437	(80)	L	357
			(15)	I
			(60)	I
Class B common shares	—	—	74	I	74	—		74
Class C common shares	—	—	124	I	124	—		124
Warrants					—			—
Additional paid in capital	240,553		164,587	I	421,457	(61,715)	L	359,742
			61,795	H
			2,462	I
			(47,940)	I
Retained earnings (deficit)	6,917	(101,110)	101,110	J	8,530	(1,613)	L	6,917
			1,613	H

Total Stockholder’s Equity	247,475	(101,110)	284,257		430,622	(63,408)		367,214

Total Liabilities and Stockholder’s Equity	$321,094	$485,905	$(103,213)		$703,786	$—		$703,786

UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS

The following unaudited pro forma combined income statement for the year ended December 31, 2007 and for the three months ended March 31, 2008, combines the historical income statements of Marathon and Global Ship Lease assuming the businesses had been combined on January 1, 2007, on a purchase accounting basis.

Unaudited Pro Forma Combined Income Statement, Three Months Ended March 31, 2008

($ thousands except per share)	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments (assuming no conversions)		Note	Pro Forma Combined		Pro Forma Adjustments (assuming maximum conversions)		Pro Forma Combined
Operating Revenues
Voyage revenue	$—	$2,072	$(2,072)		M	$—		$—		$—
Time charter revenue	—	21,822	2,561		N	24,463		—		24,463
			80		O

Total operating revenues	—	23,894	569			24,463		—		24,463
Operating expenses
Voyage expenses	—	(1,944)	1,944		P	—		—		—
Vessel expenses	—	(7,345)	(8)		Q	(7,353)		—		(7,353)
Depreciation and amortization	—	(5,020)	(55)		R	(5,181)		—		(5,181)
			(106)		S
General and administrative	(1,863)	(722)	598		T	(1,988)		—		(1,988)
Other operating income/(expense)	—	(280)	280		U	—		—		—

Total operating expenses	(1,863)	(15,311)	2,652			(14,522)		—		(14,522)
						—

Operating Income	(1,863)	8,583	3,221			9,941		—		9,941
Non operating income/expense
Interest income	1,953	302	(1,953)		V	302		—		302
Interest expense	—	(8,234)	6,171		W	(2,445)		(701	) AA	(3,146)
			(382)		X
Dividend on mandatorily redeemable preferred shares	—	—	(675	) AB		(675	) AB	—		(675	) AB

Income before income taxes	90	651	6,382			7,123		(701)		6,422
						—				—
Income taxes	(891)	(16)	—			(16)		—		(16)
			891		Z	—				—

Net Income	$(801)	$635	$7,273			$7,107		$(701)		$6,406

Weighted average number of shares outstanding subject to possible conversion
Basic	8,003,166		(8,003,166)			—		—		—
Diluted	8,003,166		(8,003,166)			—		—		—
Net income per share amount
Basic	$(0.03)					$—				$—
Diluted	$(0.03)					$—				$—
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684		(41,407,684)			—		—		—
Diluted	41,407,684		(41,407,684)			—		—		—
Net income per share amount
Basic	$(0.02)					$—				$—
Diluted	$(0.02)					$—				$—
Weighted average number of Class A common shares outstanding
Basic	—		43,661,406	AC		43,661,406	AC	(8,003,166)		35,658,240
Diluted	—		54,107,730	AC		54,107,730	AC	(8,003,166)		46,104,564
Net income per share amount
Basic	$—					$0.16	AC			$0.18
Diluted	$—					$0.13	AC			$0.14
Weighted average number of Class B common shares outstanding
Basic	—		7,405,956	AC		7,405,956	AC			7,405,956
Diluted	—		7,405,956	AC		7,405,956	AC			7,405,956
Net income per share amount
Basic	$—					$—	AC			$—
Diluted	$—					$—	AC			$—
Weighted average number of Class C common shares outstanding
Basic	—		12,375,000	AC		12,375,000	AC			12,375,000
Diluted	—		12,375,000	AC		12,375,000	AC			12,375,000
Net income per share amount
Basic	$—					$—	AC			$—
Diluted	$—					$—	AC			$—

Unaudited Pro Forma Combined Income Statement, Year Ended December 31, 2007

($ thousands except per share)	Marathon	Global Ship Lease Inc.	Pro Forma Adjustments (assuming no conversions)		Note	Pro Forma Combined		Pro Forma Adjustments (assuming maximum conversions)		Pro Forma Combined
Operating Revenues
Voyage revenue	$—	$332,186	$(332,186)		M	$—		$—		$—
Time charter revenue	—	2,909	72,351		N	75,581		—		75,581
			322		O

Total operating revenues	—	335,095	(259,514)			75,581		—		75,581
Operating Expenses
Voyage expenses	—	(249,457)	249,457		P	—		—		—
Vessel expenses	—	(23,959)	489		Q	(23,470)		—		(23,470)
Depreciation and amortization	—	(16,119)	937		R	(15,607)		—		(15,607)
			(425)		S
General and administrative	(1,184)	(17,751)	10,985		T	(7,950)		—		(7,950)
Other operating income/(expense)	—	2,341	(2,341)		U	—		—		—

Total operating expenses	(1,184)	(304,945)	259,102			(47,027)		—		(47,027)

Operating Income	(1,184)	30,150	(412)			28,554		—		28,554
Non operating income/expense
Interest income	14,875	207	(14,875)		V	207		—		207
Interest expense	—	(13,561)	12,647		W	(2,874)		(3,843	) AA	(6,718)
			(1,960)		X
Dividend on mandatorily redeemable preferred shares	—	—	(3,509	) AB		(3,509	) AB	—		(3,509	) AB

Income before Income Taxes	13,691	16,796	(8,109)			22,378		(3,843)		18,535
Income taxes	(7,009)	(20)	(76)		Y	(96)		—		(96)
			7,009		Z

Net Income	$6,683	$16,776	$(1,177)			$22,282		$(3,843)		$18,439

Weighted average number of shares outstanding subject to possible conversion
Basic	8,003,166		(8,003,166)			—		—		—
Diluted	8,003,166		(8,003,166)			—		—		—
Net income per share amount
Basic	$0.18					$—				$—
Diluted	$0.18					$—				$—
Weighted average number of shares outstanding not subject to possible conversion
Basic	41,407,684		(41,407,684)			—		—		—
Diluted	52,374,624		(52,374,624)			—		—		—
Net income per share amount
Basic	$0.13					$—				$—
Diluted	$0.10					$—				$—
Weighted average number of Class A common shares outstanding
Basic	—		43,661,406	AC		43,661,406	AC	(8,003,166)		35,658,240
Diluted	—		53,905,777	AC		53,905,777	AC	(8,003,166)		45,902,611
Net income per share amount
Basic	$—					$0.51	AC			$0.52
Diluted	$—					$0.41	AC			$0.40
Weighted average number of Class B common shares outstanding
Basic	—		7,405,956	AC		7,405,956	AC			7,405,956
Diluted	—		7,405,956	AC		7,405,956	AC			7,405,956
Net income per share amount
Basic	$—					$—	AC			$—
Diluted	$—					$—	AC			$—
Weighted average number of Class C common shares outstanding
Basic	—		12,375,000	AC		12,375,000	AC			12,375,000
Diluted	—		12,375,000	AC		12,375,000	AC			12,375,000
Net income per share amount
Basic	$—					$—	AC			$—
Diluted	$—					$—	AC			$—

Notes to the Pro Forma Combined Financial Statements ($ thousands except per share and per day amounts)

Unaudited Pro Forma Combined Balance Sheet

The balance sheets included in the joint proxy statement/prospectus do not reflect the financial condition GSL Holdings will have as of the date of the closing of the Merger. Therefore, we have recorded pro forma adjustments to reflect the relevant financial arrangements of the Merger and the January 2008 newly built vessel acquisitions as if those transactions had occurred on March 31, 2008. The pro forma adjustments are described in more detail as follows:

A.	Transfer of funds held in trust to restricted and unrestricted cash accounts. Restricted cash represents the minimum cash balance required by the Global Ship Lease credit facility.

B.	Marathon will account for the business combination under the purchase method. Under the purchase method, the assets acquired and liabilities assumed will be recorded at their fair values as of the acquisition date. Any excess of the fair value of the net acquired assets over the purchase price will be recorded as a pro rata reduction of identified intangible assets, vessels in operation and other fixed assets. The following table shows the adjusted fair values, as of the date of this supplement, of the assets purchased and liabilities assumed in the transaction from Global Ship Lease. These values do not reflect the final adjustments to the purchase price or the final allocation of the fair value excess of the net acquired assets, as the process to assign a fair value to the various tangible and intangible assets and liabilities has not been completed. Final adjustments may result in a materially different allocation of the purchase price, which will affect the value assigned to tangible and/or intangible assets and liabilities acquired.

	Shares	Fair Value	Fair Value per share
Calculation of Allocable Purchase Price:
Cash payment		$18,571
Class A common shares (1)	6,778,650	51,314	$7.57
Class B common shares (1)	3,934,050	25,729	$6.54
Class C common shares (1)	12,375,000	88,234	$7.13
Warrants (2)	3,131,900	2,462	$0.79
Mandatorily redeemable preferred shares (3)		48,000
Transaction related expenses (4)		15,670

Total allocable purchase price		$249,980

Estimated Allocation of Purchase Price:
Cash and cash equivalents		$4,288
Prepaid expenses and other receivables		3,753
Vessel Deposit (5)		99,000
Vessels in operation (6)		542,922
Other fixed assets (7)		26
Debt		(401,100)
Accounts payable		(3,466)
Accrued expenses and other liabilities		(3,301)
Intangible assets (8)		37,289
Intangible liabilities (9)		(29,431)

Total Allocable Purchase Price		$249,980

The fair value of the acquired assets and liabilities has been reduced by $94,078, which equals the estimated excess of the fair value of the net acquired assets over the purchase price. Accordingly, three assets classes were reduced pro rata: (i) identified intangible assets of $43,750 to $37,289, (ii) other fixed assets from $30 to $26 and (iii) the fair value of the vessels in operation from $637,000 to $542,922.

(1)	Recognition of issuance of common shares to CMA CGM as consideration pursuant to the merger agreement. The Class A common shares have been valued at the $7.57 per share average closing price of Marathon’s common stock (using the average closing price of the five days prior to the signing of the third amendment to the merger agreement on July 23, 2008. The rights of holders of Class B common shares will be identical to those of holders of Class A common shares subject to meeting certain tests, except that the holders of Class B common shares will not be entitled to receive any dividends with respect to any quarter prior to the fourth quarter of 2008 and their dividend rights will be subordinated to those of holders of Class A common shares until at least the third quarter of 2011. The rights of holders of Class C common shares will be identical to those of holders of Class A common shares, except that holders of Class C common shares will not be entitled to receive any dividends and the Class C common shares will convert into Class A common shares on a one-for-one basis on January 1, 2009. Please see “Description of Securities” in the joint proxy statement/prospectus.

Management estimated the per share value of the Class C common shares by discounting the share price of $7.57 by the present value of the first two $0.23 dividends foregone in 2008. Management calculated the discount rate of 10.5% by using the average of (a) an 12.0% cost of equity using the dividend growth model (assumes a comparable dividend of 8.0% and long-term dividend growth of 4.0%) and (b) an 8.9% cost of equity using the beta method (4.40% U.S. Risk Free Rate (30-year U.S. Treasury) plus a 4.5% adjusted equity market risk premium). Using this rate, the discount for the present value of the waived dividends is $0.44. This results in an implied share price of $7.13.

Management estimated the per share value of the Class B common shares using the same method for the waived dividends as used for Class C common shares. Management applied an additional discount for subordinated dividend risk and impaired liquidity. Management estimated a discount of 7.8% ($0.92) by examining trading performance of subordinated share class for precedent transactions. This results in an implied share price of $6.54.

(2)	Warrants issued to CMA CGM as part of the purchase price. The warrants were valued using the Black-Scholes Option Pricing Model, with an average share price of $7.57 (as described in note B(1) above), volatility at 10.6%, a risk free rate of 4.5% and a duration of 5 years. See “Revised Merger Proposal” within this supplement for more details.

(3)	The issuance of $48,000 of mandatorily redeemable preferred shares of Global Ship Lease to CMA CGM which will finance the repurchase of 6,000,000 Class A common shares. See “Revised Merger Proposal” within this supplement for more details.

(4)	Payment of costs related to the Merger, including advisory fees, legal fees, accounting fees, and other miscellaneous transaction fees. The calculation of estimated costs related to the Merger reflects costs incurred to date combined with estimated costs to complete the transaction, as provided by the parties and their advisors, attorneys and accountants.

(5)	Deposit included in purchase price related to prepayment for the five contracted vessels. If the vessels are not delivered, CMA CGM must cash refund the deposit.

(6)	Reflects the adjustment of Global Ship Lease’s vessel carrying value to the charter-free fair value as of December 2007, less an adjustment due to the excess of the fair value of the net assets acquired over the purchase price of approximately $100,544. Please refer to note R for details. These ships will be re-valued to reflect fair value on the date of the Merger, and adjusted accordingly in the purchase price allocation.

(7)	The $30 other fixed assets were reduced by $4 as an allocation of the excess fair value of the net acquired assets over the purchase price.

(8)	Intangible assets related to purchase agreements for three of the five vessels expected to be delivered in December 2008 and July 2009 of $43,750 were identified. The contractual purchase prices of the three vessels, which were negotiated in 2007, are currently less than the fair value of the vessels. The current assumption is that the newbuilding and one secondhand vessel are being purchased at fair value, and therefore result in no intangible asset. Due to the overall excess of the fair value of the net assets acquired over the purchase price, these intangible assets were reduced $6,461 to $37,289. These intangible assets will not be amortized. At the time of purchase, these intangible asset will be reversed and the book basis of the purchased ships will be increased. The total book basis will be depreciated over the vessels’ expected useful lives.

(9)	To record Marathon management’s estimate of fair value for intangible liabilities consisting of below-market charters to be amortized for each vessel over the remaining life of the charter. The fair value of current market rate charters was estimated by management based on its experience with regard to availability of similar vessels, costs to build new vessels and current market demand. The contracted lease rates were compared to the estimated current market lease rates for similar vessels. The estimated lease intangibles were computed by discounting the difference in the projected lease cash flows using a discount rate of 8% and the length of the charter as the relevant time period. The intangible liabilities related to the 10 secondhand vessels in the initial fleet total $2,928. Please refer to note O for details. There is no adjustment required for the two newly built ships. The intangible liabilities for the five contracted vessels total $28,887, which will begin amortizing at the time of each vessel acquisition. These estimates are Marathon management’s best estimates and are subject to change pending completion of appraisals of Marathon’s principal assets by experts upon completion of the Merger.

C.	Payment of deferred underwriting discounts and commissions placed in trust account pending completion of a business combination.

D.	$401,100 transfer of outstanding credit facility borrowings from short-term debt to long-term as a result of the credit facility amendment to allow for the Merger, which extends the maturity of the credit facility; capitalization of credit facilities fees of $3,400; $214,517 repayment of credit facility from remaining trust proceeds.

E.	To reverse Global Ship Lease’s capitalized deferred financing costs.

F.	Reversal of accrued merger related expenses incurred through March 31, 2008 that will be paid as part of the $15.67 million of transaction related expenses within the purchase price.

G.	Reversal of former Global Ship Lease parent company liabilities.

H.	Reversal of common stock subject to possible redemption and attributable interest due to assumed 0 shares converted.

I.	The reversal of old common shares and the recognition of the change in equity composition pursuant to the revised Merger Proposal.

Class A		Number of Shares
	Original Marathon shares	49,410,850
	Transfer of Marathon Founder shares to Class B	(3,471,906)
	Exchange of Marathon Founder shares for warrants	(3,056,188)
	Issuance of Class A common shares to CMA CGM	6,778,650
	Buyback of public Class A common shares	(6,000,000)

		43,661,406

Class B		Number of Shares
	Transfer of Marathon Founder shares from Class A	3,471,906
	Issuance of Class B common shares to CMA CGM	3,934,050

		7,405,956

Class C
	Issuance of Class C common shares to CMA CGM	12,375,000

Total		63,442,362

J.	Reversal of Global Ship Lease’s stockholder equity.

K.	Reversal of credit facility repayment to allow for payment from trust to convert Marathon shares and interest.

L.

Repayment of 8,003,166 shares of common stock (19.99%) converted at the initial estimated per share conversion price plus interest allocated net of taxes. The initial per share conversion price, estimated at $7.72 at the time of the initial public offering, was calculated by dividing the total initial public offering proceeds deposited into the trust account by the number of shares issued in the initial public offering. Interest allocated net of income taxes to the 8,003,166 shares subject to possible conversion equaled $1,613 as of March 31 , 2008. Upon actual conversion, the amount paid will equal the initial per share conversion price plus the per share portion of interest accumulated within the trust that is allocated to the shares subject to possible conversion as of the date of the consummation of the Merger.

Other potential adjustments to the balance sheet depending on certain levels of conversion are shown below. The table depicts a range of possible conversion: 5% (2,001,793 shares), 10% (4,003,583 shares) and 15% (6,005,378 shares).

	5% Conversion	10% Conversion	15% Conversion	19.9% Conversion
Long term debt	15,851	31,704	47,555	63,408
Class A common shares	(20)	(40)	(60)	(80)
Additional paid in capital	(15,436)	(30,873)	(46,309)	(61,715)
Retained earnings	(395)	(791)	(1,186)	(1,613)

Unaudited Pro Forma Combined Income Statement

The statements of income included in the joint proxy statement/prospectus do not reflect the operating results that would have been obtained under Global Ship Lease’s fixed-rate long-term charters and ship management agreements. As such, pro forma adjustments have been made to the combined statement of income to reflect the pro forma results of operations under the fixed rate long-term charters and ship management agreements as if those contractual arrangements had been in place on January 1, 2007 for the 10 secondhand vessels of Global Ship Lease’s initial fleet which were operated for the full year in 2007 and for the three months ended March 31, 2008.

Additionally, the pro forma adjustments include operation of the two newly built vessels as if the fixed rate long-term charters and ship management agreements had been in place for the period from delivery on November 5 and December 27, 2007 until December 31, 2007 and for the three months ended March 31, 2008. Revenues from these vessels, interest expense on the related borrowings, depreciation expense and related vessel expenses have only been included from the time of their delivery to the Predecessor Group in November and December 2007 through December 31, 2007. Had these vessels been included for the full year with no off hire, time charter revenue would have increased by $22,613, depreciation would have increased by $5,119, interest expense on the related borrowings would have increased by $9,969 and related vessel expenses would have increased by $5,367.

M.	This adjustment eliminates voyage revenue generated by Global Ship Lease’s Predecessor Group. Global Ship Lease operates as a ship owner generating revenue from its long-term charters.

N.	This adjustment is to recognize Global Ship Lease’s charter hire receivable for its initial fleet under the long-term charter arrangements in place with CMA CGM based on the actual number of days of operation. The 2007 adjustment reflects the charter revenue at the revised rates which would have been derived from (i) the 10 secondhand vessels operated by the Predecessor Group up to the dates of their acquisition in December 2007 by Global Ship Lease and (ii) the two newly built vessels from their delivery to the Predecessor Group in November and December 2007 until December 31, 2007.

The adjustment for the first quarter of 2008 reflects the charter revenue at rates per the revised Merger Proposal less the charter revenue of Global Ship Lease at the old rates prior to the April 1, 2008 amendments.

For the purposes of this unaudited pro forma financial information, Global Ship Lease’s charters have been classified as operating leases under U.S. GAAP.

Please see “Global Ship Lease Business—Time Charters” in the joint proxy statement/prospectus for more information on these agreements.

	Year ended December 31, 2007
	Amended/ Restated Charter rate ($/day) (A)	Actual number of days operation in 2007			Total pro forma charter revenue for the year (A) * (B)
		Predecessor Group	GSL	Total (B)
Ville d’Orion	$28,500	332	11	343	$9,776
Ville d’Aquarius	$28,500	349	13	362	$10,317
CMA CGM Matisse	$18,465	352	12	364	$6,721
CMA CGM Utrillo	$18,465	344	21	365	$6,740
MOL Rainbow	$18,465	352	13	365	$6,740
Julie Delmas	$18,465	332	22	354	$6,537
Kumasi	$18,465	340	12	352	$6,500
Marie Delmas	$18,465	331	19	350	$6,463
CMA CGM La Tour	$18,465	352	12	364	$6,721
CMA CGM Manet	$18,465	339	25	364	$6,721
CMA CGM Alcazar	$33,750	56	—	56	$1,890
CMA CGM Château d’lf	$33,750	4	—	4	$135

					$75,260
Less Global Ship Lease actual					$(2,909)

Pro forma adjustment					$72,351

	Three months ended March 31, 2008
	Revised Charter rate ($/day) (A)	Actual number of days in service			Total pro forma charter revenue for the quarter (A) * (B)
Vessel		Predecessor Group	GSL	Total (B)
Ville d’Orion	$28,500		91	91	$2,594
Ville d’Aquarius	$28,500		89	89	$2,537
CMA CGM Matisse	$18,465		90	90	$1,662
CMA CGM Utrillo	$18,465		91	91	$1,680
MOL Rainbow	$18,465		76	76	$1,403
Julie Delmas	$18,465		91	91	$1,680
Kumasi	$18,465		91	91	$1,680
Marie Delmas	$18,465		91	91	$1,680
CMA CGM La Tour	$18,465		89	89	$1,643
CMA CGM Manet	$18,465		91	91	$1,680
CMA CGM Alcazar	$33,750	16	75	91	$3,071
CMA CGM Château d’lf	$33,750	9	82	91	$3,071

					$24,383
Less Global Ship Lease actual at old rates					$(21,822)

Pro forma adjustment					$2,561

O.	Recognition of intangible liabilities to adjust below market leases to current market prices.

Vessel Name	Charter Duration	Intangible Liability	Annual Accretion	Quarter Accretion
Ville d’Aquarius	5	$—	$—	$—
Ville d’Orion	5	—	—	—
Julie Delmas	10	(86)	9	2
Kumasi	10	(86)	9	2
Marie Delmas	10	(86)	9	2
MOL Rainbow	10	(86)	9	2
Matisse	9	(646)	72	18
Utrillo	9	(646)	72	18
CMA CGM La Tour	9	(646)	72	18
CMA CGM Manet	9	(646)	72	18

		$(2,928)	$322	$80

P.	This adjustment eliminates the voyage expenses related to Predecessor Group freight revenue, which has been adjusted in M above. Voyage expenses are borne by the charterer.

Q.	The 2007 adjustment amounting to $489 is to (i) recognize the fees relating to Global Ship Lease’s ship management agreements with CMA Ships for $114 per vessel per year, amounting to $1,109 for the initial fleet (ii) remove the fees relating to the management agreements with Midocean (IOM) Limited for four of Global Ship Lease’s vessels, amounting to $456, which would not have been incurred and (iii) reflect the effect of the global expense agreement with CMA Ships, which is determined on a fleet basis, that would have reduced Global Ship Lease’s vessel expenses by $1,139.

	Year ended December 31, 2007
Vessel Name	Actual vessel expenses in GSL combined financial statements (thousand $)	Pro forma adjustments to vessel expenses (in thousand of U.S. dollars)
		CMA Ships management fees	Midocean management fees	Effect of the global cap agreement	Total pro forma adjustment to vessel expense
Ville d’Orion	2,525	110	—	47	157
Ville d’Aquarius	2,684	110	—	(93)	17
CMA CGM Matisse	2,274	110	—	(120)	(10)
CMA CGM Utrillo	2,406	107	—	(252)	(144)
MOL Rainbow	2,145	110	(116)	102	4
Julie Delmas	2,009	107	(113)	136	130
Kumasi	2,046	110	(116)	98	92
Marie Delmas	2,101	108	(114)	41	35
CMA CGM La Tour	2,796	110	—	(626)	(516)
CMA CGM Manet	2,588	106	—	(433)	(327)
CMA CGM Alcazar	326	17	—	84	102
CMA CGM Château d’lf	59	1	—	(30)	(29)

	23,959	1,109	(459)	(1,139)	(489)

	Three months ended March 31, 2008
	Pro forma adjustments to vessels expenses (in thousand of U.S. dollars)
	CMA Ships management fees in thousand $	Effect of the global cap agreement	Total pro forma adjustment to GSL vessel expense
CMA CGM Alcazar	5	—	4
CMA CGM Château d’lf	3	—	3

	8	—	8

R.	To record additional depreciation related to the adjustment of Global Ship Lease’s vessel carrying value to current fair value.

($ in millions)	Fair Value	Residual Value	Depreciable Amount	Useful Life	2007 Depreciation	Three months ended March 31, 2008 Depreciation
Vessel
Ville d’Orion	$45.9	4.0	$41.9	20	$2.1	$0.6
Ville d’Aquarius	$45.5	4.0	$41.5	19	$2.2	$0.5
CMA CGM Utrillo	$32.0	2.5	$29.5	22	$1.3	$0.3
Matisse	$32.0	2.5	$29.5	22	$1.3	$0.3
MOL Rainbow	$36.1	2.9	$33.2	26	$1.3	$0.3
Julie Delmas	$35.1	2.9	$32.2	25	$1.3	$0.3
Kumasi	$35.1	2.9	$32.2	25	$1.3	$0.3
Marie Delmas	$35.1	2.9	$32.2	25	$1.3	$0.3
CMA CGM Manet	$34.0	2.9	$31.1	24	$1.3	$0.3
CMA CGM La Tour	$34.0	2.9	$31.1	24	$1.3	$0.3
CMA CGM Alcazar	$88.5	5.0	$83.5	30	$0.4	$0.7
CMA CGM Château d’lf	$89.3	5.0	$84.3	30	$0.0	$0.7

Total	$542.5		$502.1		$15.2	$5.1

This adjustment also reflects the effect of the change from 25 to 30 years in estimated useful lives of Global Ship Lease’s vessels as if its initial fleet was operated under its chartering activity from January 1, 2007. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Global Ship Lease—Vessel Lives” in the joint proxy statement/prospectus for more detail.

S.	To recognize the amortization of deferred financing costs associated with credit facility amendments to allow for the Merger, $3,400 of deferred financing costs are amortized on a straight-line basis over the eight year life of the facility.

T.	As a result of the Merger, GSL Holdings will become a charterhire company rather than a freight company. This adjustment is to recognize estimated general and administrative expenses related to Global Ship Lease of approximately $7,950 per year, which includes directors’ fees and expenses, salaries and benefits, equity incentive awards, office rent, legal and professional fees, directors’ and officers’ insurance and miscellaneous fees and expenses. GSL Holdings will benefit from a simpler general and administrative structure to manage its ship owning business compared to the business of its Predecessor Group. The substantial reduction in pro forma general and administrative expenses compared to historical amounts reflects GSL Holdings’s simplified business model of ship ownership compared to the Predecessor Group’s business of carrying containerized cargo which required significant infrastructure, information systems and staff. General and administrative expenses in the historical financial statements were determined as an allocation of overhead of the CMA CGM group of which the Predecessor Group was a part, with allocation based on fleet capacity pro rata to the vessels in the Predecessor Group’s fleet. Pro forma general and administrative expenses have been determined specifically for the on-going GSL Holdings business, which outsources a significant portion of its operational support under its ship management contracts and therefore, compared to other business models, has a lower overhead structure. Despite becoming a publicly listed entity, GSL Holdings anticipates the new business model will result in lower general and administrative expenses. The estimated general and administrative expenses are analyzed as follows:

In thousands of U.S. dollars	Estimated annual amount	Basis of determination
Directors fees and expenses	$1,000	Based upon current estimates by Marathon.

Salaries and benefits	2,100	Based upon current estimates by Marathon.

Equity incentive awards	1,950	Based upon current contract negotiations.

Directors and officers insurance	500	Premiums based on estimated quotes received from insurance brokers.

Accounting and audit services	800	Signed or draft engagement letters.

Traveling and entertaining expenses	600	The management team’s estimate based on their estimates of travel costs and entertaining expenses, for expected travel for managing the existing business and for business development.

Other professional services	200	The management team’s estimate of on-going costs for tax, legal and similar services.

Office rents	200	Based on a signed short-term rental agreement and estimated costs of a longer term agreement for the principal executive office space.

Miscellaneous	600	The management team’s estimate for other expected general and administrative costs, including insurance and claims support, investor relations support, corporate communications including quarterly financial statements and an annual general meeting.

Total	$7,950

The board of directors is not yet fully constituted and fees have not been finalized. The $1,000 estimate for directors fees and expenses is comprised of board fees of $800, representing an estimated chairman’s fee of $150, together with fees for the six other directors at $100 each, and was based on discussions with prospective board members. Expenses for board meetings are estimated at $200 annually, based on travel and accommodation costs for four meetings a year for seven directors.

Of the $2,100 estimate for salaries and benefits, $1,200 consists of estimated cash based compensation and other benefits for the chief executive officer, chief financial officer and chief commercial officer and was based on the employment agreements expected to be entered into at the closing of the Merger (assuming cash bonus is 50% earned). Management has estimated cash compensation and other benefits with respect to other officers and employees likely to be employed based on costs incurred by Global Ship Lease for similar services during its first six months of operations. A total of 780,000 shares of restricted stock is estimated to be authorized as part of the equity based compensation plan offered to the officers of GSL Holdings. The fair value of these stock units is determined by multiplying the total number of units by the stock price of $7.50, which was the market price on the AMEX of the common stock on January 3, 2007, the pro forma date of grant. This results in a total value of $5,865 to be amortized over an estimated three year vesting (service) period.

U.	Global Ship Lease’s Predecessor Group entered into certain derivative hedging transactions so as to mitigate the risk of bunker price fluctuations. In the future, any transactions of this nature will be entered into by the charterer, if deemed necessary by them. As an owner, GSL Holdings will not bear the cost of bunkers.

V.	Reversal of interest income earned by the Marathon trust assets.

W.	Interest expense on post-merger long-term debt balance of (i) $0 from January 1, 2007 to November 4, 2007 (ii) $93,005 from November 5, 2007 through December 26, 2007 resulting from payment relating to the delivery of the CMA CGM Alcazar on November 5 and (iii) $186,583 from December 27, 2007 through December 31, 2007 resulting from the delivery of the CMA CGM Château d’lf on December 27, 2007. This assumes no conversions of shares and is based on the 3 month LIBOR for November and December 2007 of 5.013% and 5.131% plus 75 basis points, which is the applicable spread based on the anticipated average levels. Interest expense for the first quarter of 2008 reflects a debt balance of $186,583 at the first quarter of 2008 monthly LIBOR (3.62%) plus 75 basis points.

X.	Represents the 25 basis points commitment fee on the undrawn portion of the $800 million credit facility. The undrawn portion represents the $800 million total facility less the outstanding debt throughout the respective financial statement periods. For the year ended December 31, 2007, the undrawn portion was (i) $800,000 from January 1, 2007 to November 4, 2007, (ii) $706,995 from November 5, 2007 to December 6, 2007 and (iii) $613,417 from December 27, 2007 to December 31, 2007. For the three months ended March 31, 2008, the undrawn portion was $613,417. See note W for details on the outstanding debt for the respective periods.

Y.	GSL Holdings intends to operate generally in jurisdictions where it will not be subject to income tax. Its principal executive office will be located in the United Kingdom where a separate subsidiary legal entity has been established. This separate entity provides administrative and support services to the group and invoices other group companies based on a cost plus an 8% margin. It is expected that the service company will invoice its affiliates approximately $4.0 million worth of expenses. Applying the 8% margin and the corporate income tax rate prevailing in the United Kingdom of 30% will result in an income tax liability estimated to be approximately $0.1 million.

Z.	Adjustment due to redomiciliation to Marshall Islands and resulting corporate tax rates. This pro forma assumption does not contemplate any adverse tax consequences. Please see “Risk Factors Relating to Tax Matters” in the joint proxy statement/prospectus.

AA.	Interest expense on the additional $63,408 of long-term debt resulting from the conversion of the maximum 8,003,166 shares, based on the monthly average of 3 month LIBOR (5.31%: 2007 and 3.62%: 2008) plus 75 basis points, which is the applicable spread based on the anticipated average levels.

AB.	The mandatorily redeemable preferred share dividend rights rank senior to the common shares and shall be entitled to receive a quarterly cash dividend equal to the three-month LIBOR (5.31%: 2007 and 3.62%: 2008) plus 2% of the Original Issue Price ($48,000) per annum on each outstanding preferred share. For financial reporting purposes, this dividend is classified as part of interest expense on the combined income statement.

AC.	Basic earnings per common share is computed by dividing the earnings applicable to common stockholders by the weighted average number of common shares outstanding for the period. At both March 31, 2008 and December 31, 2007, there were outstanding warrants to purchase 45,535,850 Class A common shares at an exercise price of $6. Pursuant to the revised Merger Proposal, 6,188,088 warrants will be issued at an exercise price of $9.25, which are anti-dilutive at both March 31, 2008 and December 31, 2007. The average market price used in the weighted share computation was $7.79 for the first quarter of 2008 and $7.74 for the year ended December 31, 2007.

	For the three months ended March 31, 2007	For the year ended December 31, 2007
For Class A Common Shares:
Weighted average number of common shares outstanding not subject to conversion	41,407,684	41,407,684
Weighted average number of common shares outstanding subject to conversion	8,003,166	8,003,166
Common shares held by insiders transferred to Class B	(3,471,906)	(3,471,906)
Exchange of Marathon shares for warrants	(3,056,188)	(3,056,188)
Shares of common issued in transaction	6,778,650	6,778,650
Buyback of public Class A common shares	(6,000,000)	(6,000,000)

Weighted average number of shares outstanding as used in computation of basic income per share	43,661,406	43,661,406

Effect of diluted securities—warrants	10,446,324	10,244,371

Shares used in computation of diluted income per share	54,107,730	53,905,777

The Merger will create 7,405,956 shares of Class B common shares through the transfer of 3,471,906 shares of existing Class A common shares and the new issuance of 3,934,050 Class B common shares.

Upon completion of the Merger, Class A common shareholders have rights to a quarterly dividend. Class B common shareholders will not be entitled to receive any dividends in respect of income prior to the fourth quarter of 2008 and their dividend rights will be subordinated to those of holders of Class A common shares. Within the pro forma financials, the base quarterly dividend of $0.23 per Class A common share has not been fully met. Thus, Class B common shareholders are not entitled to receive any portion of the earnings. Class B common shares will convert to Class A common shares on a one-for-one basis after the expiration of the subordination period. Class C common shares will convert to Class A common shares on a one-for one basis on January 1, 2009 and are not entitled to receive any dividends prior to the conversion. As the record date for the fourth quarter 2008 dividend is anticipated to be post-conversion, Class C common shareholders will be entitled to receive this dividend.

Assuming maximum conversion of 19.99% of the common stock, the aggregate amount paid to Class A common shareholders in respect of the starting dividend would be between $8,201,395 and $10,604,050 (depending on dilution as a result of the exercise of the warrants). Assuming no conversion of common stock, the aggregate amount paid in respect of the starting dividend would be between $10,042,123 and $12,444,778 (depending on dilution as a result of the exercise of the warrants).

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

Third Amendment, dated as of July 23, 2008 (the “Third Amendment”), to the Agreement and Plan of Merger, dated as of March 21, 2008, as amended by the Amendment, dated as of June 2, 2008 and the Second Amendment, dated as of July 3, 2008, by and among:

•	Marathon Acquisition Corp., a Delaware corporation (“MAQ”);

•	GSL Holdings, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Merger Subsidiary”);

•	Global Ship Lease, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”); and

•	CMA CGM S.A., a société anonyme organized under the laws of France (“CMA”).

RECITALS

WHEREAS, MAQ, Merger Subsidiary, the Company and CMA entered into the Merger Agreement on March 21, 2008 pursuant to which MAQ will merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company and the Company will then merge with and into the Merger Subsidiary with the Merger Subsidiary continuing as the surviving company in the merger;

WHEREAS, the parties entered into the Amendment to the Merger Agreement on June 2, 2008 and the Second Amendment on July 3, 2008; and

WHEREAS, in accordance with Section 11.10 of the Agreement, the parties to the Agreement desire to amend the Agreement as set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Definitions. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Agreement.

2.    Charter Documents. Section 1.4 of the Agreement is hereby amended by including the following after clause (b) thereof:

“(c)    At the effective time of the Migratory Merger, the Articles of Incorporation of the Merger Subsidiary shall be amended by deleting the text of Article 4 thereof in its entirety and replacing said text of Article 4 with the following: ‘The aggregate number of shares of registered stock that the Corporation shall have authority to issue is two hundred fifty million (250,000,000) registered common shares.’ “

3.    Effect on Shares. Section 1.5 of the Agreement is hereby amended as follows:

(a)    by inserting the following at the end of subclause (i) of clause (a) thereof:

“, each of which share of common stock of the Merger Subsidiary shall, for the avoidance of doubt, be deemed to be issued, outstanding, fully paid and non-assessable immediately after giving effect to the Migratory Merger”;

(b)    by deleting subclauses (i) and (ii) of clause (b) thereof in their entirety and substituting the following in lieu thereof:

“(i)    Conversion of Company Shares. At the Effective Time, other than any shares to be canceled pursuant to this Section 1.5(b), all of the outstanding common shares of the Company shall be converted into the right for CMA to receive an aggregate of (w) 6,778,650 shares of Class A Common Stock of the Surviving Company, 3,934,050 shares of Class B Common Stock of the Surviving Company and 12,375,000 shares of Class C Common Stock of the Surviving Company, each of which share of Class A Common Stock, Class B Commons Stock and Class C Common Stock of the Surviving Company shall, for the avoidance of doubt, be deemed to be issued, outstanding, fully paid and non-assessable as at the Effective Time, (x) 3,131,900 Class A Warrants of the Surviving Company, (y) 1,000 Series A Preferred Shares of the Surviving Company and (z) US$18,570,135 in cash (the “Initial Cash Amount”), payable in accordance with Section 1.6. For purposes of this Agreement:

(A)    “Class A Warrants” means the warrants to acquire shares of Class A Common Stock of the Surviving Company to be issued by the Surviving Company in connection with the Mergers, pursuant to the Class A Warrant Agreement to be entered into by the Surviving Company as of the Effective Time, substantially in form attached hereto as Exhibit E; and

(B)    “Series A Preferred Shares” means the shares of Series A preferred stock of the Surviving Company to be issued by the Surviving Company in connection with the Mergers, on the terms set forth in a Certificate of Designation, substantially in the form attached hereto as Exhibit F, to be filed with the Marshall Islands Registrar immediately after the Effective Time.

(ii)    Conversion of MAQ Shares. At the Effective Time, each share of common stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Class A Common Stock of the Surviving Company, each of which share of Class A Common Stock of the Surviving Company shall, for the avoidance of doubt, be deemed to be issued, outstanding, fully paid and non-assessable as at the Effective Time; provided that, of the aggregate of 9,375,000 shares to be received by Marathon Founders, LLC and the outside directors of MAQ, (A) 2,846,906 shall be Class A Common Stock of the Surviving Company and (B) in lieu of an aggregate of 6,528,094 shares of Class A Common Stock of the Surviving Company, (x) a portion equaling 3,471,906 shares shall be Class B Common Stock of the Surviving Company, each of which share of Class B Common Stock of the Surviving Company shall, for the avoidance of doubt, be deemed to be issued, outstanding, fully paid and non-assessable as at the Effective Time, and (y) a portion equaling 3,056,188 shares shall be Class A Warrants of the Surviving Company, in each case to be determined on a pro rata basis based on the shareholdings of MAQ Common Stock held by each of Marathon Founders, LLC and the outside directors of MAQ, as of the date of this Agreement.”

4.    Amended and Restated Charter Agreements. The parties agree that each of the Amended and Restated Charter Agreements to be entered by the Surviving Company and CMA (or the applicable affiliate of CMA) as of the Closing in the form attached to the Agreement as Exhibit A-3 shall contain the applicable daily hire rates for the applicable Vessel as set forth on Schedule 1 hereto.

5.    Other Exhibits. The Agreement is hereby amended by amending the exhibits thereto as follows:

(a)    Exhibit A-1 (Registration Rights Agreement) is hereby deleted in its entirety and replaced by the form of Registration Rights Agreement attached hereto as Exhibit A-1 (Registration Rights Agreement).

(b)    Exhibit A-2 (Second Amended and Restated Asset Purchase Agreement) is hereby amended by deleting the information set forth on Schedule 2.4 thereto in its entirety and replacing it with the information set forth on Schedule 2 hereto.

(c)    Exhibit C (Amended and Restated Articles of Incorporation) is hereby amended by amending and restating the definition of “Base Dividend” in Section 4.3(a)(ii) thereof as follows:

“(ii) Base Dividend. “Base Dividend” means US$0.23 per Class A Common Share or Class B Common Share per calendar quarter, subject to any adjustments as set forth in subsection (f) below. Class C Common Shares shall not be entitled to receive dividends.”

6.     Continuing Effect; No Other Waivers or Amendments. Except as modified by this Third Amendment, the Agreement and all the covenants, agreements, terms, provisions and conditions thereof shall remain unchanged and in full force and effect.

7.     Counterparts; Facsimile Signatures. This Third Amendment may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.     Governing Law. This Third Amendment shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed as of the date first written above.

MARATHON ACQUISITION CORP.

By:	/S/ MICHAEL GROSS
Name: Michael Gross Title: Chairman and CEO

GSL HOLDINGS, INC.

By:	/S/ MICHAEL GROSS
Name: Michael Gross Title: Chief Executive Officer

CMA CGM S.A.

By:	/S/ OLIVIER INSOLUBILE
Name: Olivier Insolubile Title: Authorized Signatory

GLOBAL SHIP LEASE, INC.

By:	/S/ IAN J. WEBBER
Name: Ian J. Webber Title: CEO

By:	/S/ OLIVIER INSOLUBILE
Name: Olivier Insolubile Title: Authorized Signatory

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